QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.3

[Letterhead of Day Pitney LLP]

October 13, 2009

Board of Directors
Regal Cinemas Corporation
c/o Regal Entertainment Group
7132 Regal Lane
Knoxville, TN 37918

  Re:
  Guarantee of Interstate Theatres Corporation

Ladies and Gentlemen:

        We have acted as special Massachusetts counsel to Interstate Theatres Corporation, a Massachusetts corporation (the "Massachusetts Guarantor"), solely in connection with rendering this opinion to be filed as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") filed by Regal Cinemas Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the proposed public offering of up to $400,000,000 aggregate principal amount of the Company's 8.625% Senior Notes due 2019 (the "Exchange Notes") and the related joint and several, irrevocable and unconditional guarantee of the Exchange Notes on a senior, unsecured basis (the "Guarantee") by the Massachusetts Guarantor, the Company's indirect parent, Regal Entertainment Group and certain other subsidiaries of the Company, in exchange for a like principal amount of the Company's currently outstanding 8.625% Senior Notes due 2019 issued in July, 2009 (the "Outstanding Notes"). The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture dated July 15, 2009 (the "Indenture") among the Company, the Massachusetts Guarantor, the other guarantors party thereto and U.S. Bank National Association as trustee.

        We have examined copies of the following documents:

        1.     The Indenture;

        2.     The form of Guarantee to be issued by the Massachusetts Guarantor and each of the other guarantors named therein, pursuant to the Indenture;

        3.     The Restated Articles of Organization of the Massachusetts Guarantor, as amended or as otherwise currently in effect, each certified as a true copy by the Massachusetts Secretary of State (the "Articles of Organization");

        4.     The Bylaws of the Massachusetts Guarantor, as amended or as otherwise currently in effect (the "Bylaws");

        5.     A certificate of existence and corporate good standing of the Massachusetts Guarantor issued by the Massachusetts Secretary of State as of October 7, 2009 (the "Massachusetts Certificate");

        6.     A unanimous written consent of the Board of Directors of the Massachusetts Guarantor, dated July 8, 2009, pertaining to the above-mentioned issuance of the Guarantee and the transactions contemplated by the Indenture (the "Resolutions"); and

        7.     An Omnibus Secretary's Certificate of the Company and the Massachusetts Guarantor certifying, among other things, the accuracy of the copy of the Massachusetts Guarantor's Articles of Organization and Bylaws attached thereto and certifying the valid adoption of the Resolutions attached thereto.

        We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

        The law covered by the opinions expressed herein is limited to the law of the Commonwealth of Massachusetts, and we do not express any opinion herein concerning any other law. Our opinion in paragraph 1 below is based solely on the Massachusetts Certificate.

        Based on and subject to the foregoing, we are of the opinion that:

        1.     The Massachusetts Guarantor is a corporation validly existing and in good corporate standing under the laws of the Commonwealth of Massachusetts.

        2.     The Massachusetts Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The execution, delivery and performance of the Indenture by the Massachusetts Guarantor and the consummation of the transactions contemplated thereby by the Massachusetts Guarantor have been duly authorized by all necessary corporate action on the part of the Massachusetts Guarantor.

        3.     The execution, delivery and performance of the Guarantee by the Massachusetts Guarantor has been duly authorized by all necessary corporate action on the part of the Massachusetts Guarantor.

        This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.

        This opinion is rendered to you in connection with the transaction described in the initial paragraph of this opinion letter. No other person may rely on this opinion for any other purpose or in any other context; provided that Hogan & Hartson L.L.P. may rely on this opinion solely for the purposes described below. This opinion may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

        We hereby consent to Hogan & Hartson L.L.P.'s reliance upon this opinion in the formation of its opinion to the Company on the validity and enforceability of the Exchange Notes and the Guarantee and to the use of our name in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Day Pitney LLP
DAY PITNEY LLP

QuickLinks

  Exhibit 5.3